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Product Type

- Buffered
- Capital Protected Notes
- Reverse Exchangeable

Asset Class

- Commodities
- Equities
- Interest Rates
- Foreign Exchange

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Annual Reset Coupon Securities linked to the S&P 500 Index

78009KKC5

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Product Detail | Underlying Detail | Interactive Chart

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Ref.: USD 1,084.90 Bid: USD 94.27 Ask: USD 95.27 % change: +0.14 %**

Last update: 09/02/10

View performance over: max


97.00
96.50
96.00
95.50
95.00
94.50
94.00
93.50
93.00
08.08.10
22.08.10

Product Facts

Product type	Buffered
Underlying	S&P 500
Currency	USD
Maturity	07/30/15
SecurityBuffer	20.00 %
Strike	891.072
Settlement Date	07/30/10

Performance & Statistics

Daily high	94.89
Daily low	94.57
Yearly high (08/09/10)	96.59
Yearly low (08/30/10)	93.12
All Time High (08/09/10)	96.59
All Time Low (08/30/10)	93.12

Codes

CUSIP	78009KKC5

Top 5 Buffered

S&P 500 Digital Buffer Note	+0.28 %**
S&P 500 Digital Buffer Note	+0.20 %**
S&P 500 Index Digital Buffer Note	+0.15 %**
S&P 500 Digital Buffer Note	+0.11 %**
Annual Reset Coupon Securities linked to the S&P 500 Index	+0.10 %**

Download Prospectus (393 KB)

Please read the relevant prospectus, which contains material terms of the securities and important risks that you should consider, before investing.

Disclaimer

***If you are an individual investor and would like additional information about the current offerings above, please contact your broker-dealer or financial advisor.** You should consult your financial and tax advisor to determine whether a structured product is suitable for you and your investment needs and objectives. You must make your own independent decisions regarding any securities or financial instruments mentioned herein. You should consider whether an investment strategy or the purchase or sale of any structured product is appropriate for you in the light of your particular investment needs, objectives, risk tolerance, and financial circumstances.

If you are a registered representative or a financial professional and would like additional information about the offerings above, please contact Private Investor Products North America at 1-866-PIP-IDEA (1-866-747-4332).

Information on the website regarding the performance of a security or the underlying or any other financial instrument always relates to the past. **Past performance is not indicative of future results.**

SEC Legend

The Royal Bank of Scotland N.V. ("RBS N.V.") and The Royal Bank of Scotland plc ("RBS plc") have each filed a registration statement (including a prospectus) with the United States Securities and Exchange Commission (the "SEC") for the offering of securities that are issued by RBS N.V. and guaranteed by RBS Holdings N.V. or that are issued by RBS plc and guaranteed by The Royal Bank of Scotland Group plc. Before you invest in any securities referenced on this website, you should read the prospectus in the relevant registration statement and other documents that have been filed with the SEC for more complete information about relevant issuer and guarantor, and their respective offerings. You may get these documents for free by visiting EDGAR on the SEC's website at www.sec.gov. Alternatively, RBS N.V., RBS plc, or their affiliates will arrange to send you the prospectus if you request it by calling toll free 1-(888) 644-2048.

** From close of business yesterday

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